                                                                EXHIBIT 2.1




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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                           BROADWAY & SEYMOUR, INC.,

                                  CORBEL & CO.

                                      AND

                       SUNGARD INVESTMENT VENTURES, INC.


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                         DATED AS OF NOVEMBER 19, 1996

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


                               TABLE OF CONTENTS

                                                                                                                     Page
ARTICLE I

                                                  DEFINITIONS AND TERMS   . . . . . . . . . . . . . . . . . . . . . . -1-

ARTICLE II

                                                CONTEMPLATED TRANSACTIONS   . . . . . . . . . . . . . . . . . . . . . -4-
         2.1     Shares Acquired  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-
         2.2     Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-
         2.3     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-

ARTICLE III

                                          REPRESENTATIONS AND WARRANTIES OF BSI   . . . . . . . . . . . . . . . . . . -6-
         3.1     Organization and Standing of BSI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-
         3.2     Organization and Standing of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-
         3.3     Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-
         3.4     Consents and Approvals; No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-
         3.5     Capital Stock of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-
         3.6     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -8-
         3.7     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -8-
         3.8     Absence of Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -9-
         3.9     Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -9-
         3.10    Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -10-
         3.11    Real Property Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -10-
         3.12    Tax Returns, Audits and Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -10-
         3.13    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         3.14    Bank Accounts, Signing Authority, Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . .  -12-
         3.15    Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         3.16    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
         3.17    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
         3.18    Compliance with Applicable Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
         3.19    Employees; Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
         3.20    Employee Benefit Plans; ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
         3.21    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
         3.22    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
         3.23    Financial and Corporate Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
         3.24    Customers, Prospects and Suppliers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
         3.25    Questionable Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-
         3.26    Related Party Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-
         3.27    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-
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
ARTICLE IV

                                       REPRESENTATIONS AND WARRANTIES OF PURCHASER  . . . . . . . . . . . . . . . .  -22-
         4.1     Organization and Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
         4.2     Consents and Approvals; No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
         4.3     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
         4.4     Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
         4.5     Available Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
         4.6     Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-

ARTICLE V

                                                       TAX MATTERS  . . . . . . . . . . . . . . . . . . . . . . . .  -23-
         5.1     Returns and Tax Responsibility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
         5.2     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
         5.3     Audits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
         5.4     Taxes Between Effective and Closing Dates  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-
         5.5     Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
         5.6     Tax Sharing Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-

ARTICLE VI

                                                         CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
         6.1     Obligations of BSI at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
         6.2     Obligations of Purchaser at Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -27-

ARTICLE VII

                                                 MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . .  -28-
         7.1     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
         7.2     Commissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
         7.3     Survival of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
         7.4     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
         7.5     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -32-
         7.6     Cash Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -32-
         7.7     Corbel Bonus Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -32-
         7.8     Use of BSI Name and Logo . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -32-
         7.9     Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -32-
         7.10    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -32-
         7.11    Access to Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -33-
         7.12    Certain Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -33-
         7.13    Restrictive Covenants of BSI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -33-
         7.14    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -35-
         7.15    Amendment and Modification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -35-
         7.16    Waiver of Compliance; Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -35-
         7.17    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -36-
         7.18    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -36-
         7.19 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -36-
         7.20 Interpretation of Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -36-
         7.21 No Other Reliance by Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -37-





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
         7.22 Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -37-
         7.23 Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -37-
         7.24 Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -37-
         7.25 Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -38-


SCHEDULES

Schedule 1.12    Permitted Liens
Schedule 2.5     Purchaser's Policy
Schedule 3       Disclosure Schedule

                                  DEFINITIONS

                                                                                                                     Page
"Additional Holdback Payment" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-
"Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
"Arbiter" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -5-, -25-, -31-
"Audit Control Right" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
"BSI Claims"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -30-
"BSI Damages" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -30-
"BSI Financial Statements"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
"BSI Parties" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -30-
"BSI" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
"BSI's Accountants" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -5-
"CERCLA"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
"Claims"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
"Closing Date"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-
"Closing Payment" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-
"Closing" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-
"Company Financial Statements"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
"Company Property"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
"Company" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
"Company's Business"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
"Confidentiality Letter"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -32-
"Consolidated Returns"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
"Contract"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
"Copyright" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
"Covenants" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -33-
"Disclosure Schedule" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -37-
"Earnout Payment" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -5-
"Earnout Period"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -5-
"Earnout Report"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -5-
"Effective Date"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-
"Encumbrance" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
"Environmental Law" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
"ERISA" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
"Fidelity Guarantee Agreement"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
"Fidelity License"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -16-
"Fidelity"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
"Former Subsidiaries" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
"GAAP"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
"Governmental Authority"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
"Hazardous Materials" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
"Holdback"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-
"HSR Act" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-
"including" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -37-
"Indemnitee"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-
"Indemnitor"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-
"IRC" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -10-
"IRS" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-





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
"Know-how"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
"NPA Business"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
"Operate" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -34-
"Patent"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
"PCB's" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
"Permitted Liens" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
"Person"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -3-
"Plans" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
"Proprietary Documentation" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -3-
"Proprietary Rights"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -3-
"Proprietary Software"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -3-
"Purchase Price"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-
"Purchaser Claims"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -29-
"Purchaser Damages" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
"Purchaser Parties" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
"Purchaser" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
"Purchaser's Accountants" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -5-
"Purchaser's Policy"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -5-
"Real Property Lease" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -10-
"Returns" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
"Second Holdback" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-
"Separate Company Returns"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -23-
"Shares"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
"Software"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -3-
"Specified Contracts" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
"Subsidiary"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -8-
"SunGard Group" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -33-
"SunGard" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
"SunGard's ISS Business"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -33-
"Tax Arbiter" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-
"Tax Claim" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
"Tax Sharing Arrangement" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
"Tax" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
"Taxes" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
"Third Party Software"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -3-
"Threshold Amount"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -5-
"to the knowledge of BSI" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
"to the knowledge of Purchaser" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
"Top PDS and OAS Customers" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
"Trade Secrets" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -3-
"Trademark" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -4-

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into this 19th day of November, 1996, by and among BROADWAY & SEYMOUR, INC., a Delaware corporation with its principal offices in Charlotte, North Carolina ("BSI"), CORBEL & CO., a Florida corporation and wholly owned subsidiary of BSI with its principal offices in Jacksonville, Florida (the "Company") and SUNGARD INVESTMENT VENTURES, INC., a Delaware corporation with its principal offices in Wilmington, Delaware ("Purchaser").


                              BACKGROUND STATEMENT

         The Company and its Subsidiary are in the business of designing, developing, licensing and maintaining proprietary retirement plan document preparation software and retirement plan administration software, and providing services using such software, for the retirement plan industry in the United States ("Company's Business"). Before the Company's distribution to BSI of all of the capital stock of Corbel/NPA, Inc., formerly a wholly owned subsidiary of the Company, which held all of the Company's interests in National Pension Alliance, Ltd., the Company also was in the business of providing daily record keeping and other services for 401(k) retirement plan administration firms, banks and insurance companies ("NPA Business"). BSI desires to sell, and Purchaser desires to purchase, all of the issued and outstanding shares of capital stock (the "Shares") of the Company, for the consideration and on the terms set forth in this Agreement.


                             STATEMENT OF AGREEMENT

         In consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:


                                   ARTICLE I

                             DEFINITIONS AND TERMS

         In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated below:

         1.1 "BSI Financial Statements" means the audited consolidated balance sheet, statement of operations, statement of changes in stockholders' equity and statement of cash flows of BSI and its subsidiaries for the fiscal year ended December 31, 1995; and the unaudited consolidated balance sheet, statement of operations and statement of cash flows of BSI and its subsidiaries for the nine months ended September 30, 1996.

         1.2 "Company Financial Statements" means the unaudited consolidated balance sheets and statements of income of the Company and its Subsidiary for the year ended December 31, 1995 and the ten months ended October 31, 1996.

         1.3 "Contract" means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature, including, but not limited to, sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

         1.4 "Copyright" means the legal right provided by the Copyright Act of 1976, as amended, or any other U.S. or foreign law, whether registered or not, whether common law or statutory, to the expression contained in any work of authorship fixed in any tangible medium of expression, and any other rights arising under any copyright registration or application therefor.

         1.5 "Encumbrance" means any lien, security interest, pledge, mortgage, easement, conditional sale, prior assignment, or other encumbrance or charge of any nature.

         1.6 "GAAP" means generally accepted accounting principles, as consistently applied by BSI, as recognized under United States accounting rules and regulations; provided, however, that "GAAP" shall not include any historical accounting policy used by BSI, even if consistently applied, that is not an accepted policy under generally accepted accounting principles (regardless of materiality).

         1.7 "Governmental Authority" means any nation, province, state or other political subdivision thereof, and any government or any natural person or entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government.

         1.8 "Know-how" means ideas, designs, compilations of information, methods, techniques, procedures and processes, whether or not patentable.

         1.9 "to the knowledge of BSI" means (unless otherwise stated) that (a) none of the officers of BSI, Corbel or the Subsidiary has any actual knowledge or belief that the statement made is incorrect, and (b) there is no information available in the books, records and files of the Company and its Subsidiary, or in the books, records and files of BSI that pertain to the Company's Business, that indicates that the statement made is incorrect.

         1.10 "to the knowledge of Purchaser" means (unless otherwise stated) that (a) none of the officers of Purchaser has any actual knowledge or belief that the statement made is incorrect and (b) there is no information available in the books, records and files of the Purchaser that indicates that the statement made is incorrect.

         1.11 "Patent" means any patent granted by the U.S. Patent Office, or by the comparable agency of any other country, and any rights arising under any patent application filed with the U.S. Patent Office or the comparable agency of any other country and any rights which may exist to file any such application.

         1.12 "Permitted Liens" means: (a) statutory liens for current taxes not yet due and payable; (b) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented to the extent that no payment or performance under any such lease or rental agreement is in arrears or is otherwise due; (c) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, which secure obligations to the extent the payment thereof is not in arrears or otherwise due; (d) purchase money security interests arising from the purchase of personal property in the ordinary course of business; and (e) liens that are disclosed on SCHEDULE 1.12.

         1.13 "Person" means an individual, partnership, corporation, trust, joint venture, joint stock company, association, unincorporated organization, Governmental Authority or other entity.

         1.14 "Proprietary Documentation" means those written or electronic materials created by the Company or its Subsidiary and still in existence that explain Proprietary Software or were used by the Company or its Subsidiary in the development of Proprietary Software or represent an interim step in the development by the Company or its Subsidiary of Proprietary Software, including any existing logic diagrams, flowcharts, procedural diagrams, error reports, manuals and training materials.

         1.15 "Proprietary Rights" means any and all intellectual property rights used by the Company and its Subsidiary in their businesses, including Copyrights, proprietary Know-how, Patents, Trade Secrets and other intellectual property rights relating to the creation, maintenance, modification or use of the Proprietary Software, Proprietary Documentation and other materials distributed or used to provide services or in marketing the products and services of the Company's Business, whether such Proprietary Software, Proprietary Documentation and such materials are presently in use, under development or design, or inactive; provided that "Proprietary Rights" shall not include any intellectual property rights in Third Party Software, any Trademarks or any nonproprietary Know-how.

         1.16 "Proprietary Software" means the Software owned by the Company or its Subsidiary, together with any modifications and enhancements thereto created by the Company or its Subsidiary in the ordinary course of business between the date hereof and the Closing Date.

         1.17 "Software" means any computer program, operating system, applications system, firmware or software of any nature, whether operational, under development or inactive, including all object code and source code versions, whether in machine-readable form, programming language or other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

         1.18 "Third Party Software" means: (i) Software (in either object code only or both source code and object code, as provided in the applicable license) that is owned by third parties and that is embedded in, or sublicensed by the Company and its Subsidiary for use in connection with the Proprietary Software; (ii) Software (in object code versions only) that is owned by third parties and that is used by the Company and its Subsidiary for word processing, accounting, internal communication and other similar functions related to their internal administration; and (iii) Software tools (in object code versions only) used by the Company and its Subsidiary that are owned by third parties and are generally commercially available.

         1.19 "Trade Secrets" means business or technical information that is not generally known to other Persons, that derives actual or potential commercial value from not being generally known or readily ascertainable to other Persons and that is protectable under applicable trade secret laws.

         1.20 "Trademark" means any right to use any symbol to identify its goods or services, whether or not registered, and any right that may exist to obtain a registered trademark or service mark with respect to any such symbol and any right arising under any such trademark or service mark application.


                                   ARTICLE II

                           CONTEMPLATED TRANSACTIONS

         2.1 Shares Acquired. On the terms and subject to the conditions of this Agreement, on the Closing Date BSI shall sell and deliver to Purchaser, and Purchaser shall purchase and accept from BSI, all right, title and interest in and to the Shares.

         2.2 Consideration. In consideration of the transfer to it of the Shares, Purchaser shall pay BSI the total purchase price ("Purchase Price") consisting of: (a) a cash payment ("Closing Payment") in the amount of Thirteen Million Five Hundred Thousand Dollars ($13,500,000) payable at Closing; (b) a cash payment ("Holdback") in the amount of Five Hundred Thousand Dollars ($500,000), payable in accordance with SECTION 2.4; and (d) the Earnout Payment, payable in accordance with SECTION 2.5.

         2.3       Closing.

         (a) The closing of the sale of the Shares (the "Closing") shall take place on November 19, 1996 (the "Closing Date"), or as soon as practicable thereafter after each of the closing conditions set forth in ARTICLE VI hereof has been waived or satisfied, and shall be effective as of the closing of business on the Closing Date. Except to the extent prohibited by law, and regardless of the actual Closing Date, the Closing shall be considered to have been effective on the last day of the last full calendar month that ended on or before the Closing Date or such other effective date that is agreed upon the parties in writing ("Effective Date"). The Closing shall occur at the offices of Robinson, Bradshaw & Hinson, P.A., 1900 Independence Center, 101 North Tryon Street, Charlotte, North Carolina.

         (b) At the Closing, each party will deliver to the other party the documents required to be delivered pursuant to ARTICLE VI and such other documents as are reasonably requested by the other party or parties to fully consummate the transactions contemplated by this Agreement.

         2.4 Payment of Holdback. The Holdback shall be paid by Purchaser to BSI twenty-four (24) months after the Effective Date, subject to setoff and holdback under SECTION 7.4(c) and SECTION 5.2. The rights of Purchaser under SECTIONS 5.2 and 7.4(a) shall not be in any manner limited to the amount of the Holdback, and BSI shall be fully liable for any deficiency in any or all of the Holdback to cover its obligations under this Agreement. Any amount that is retained in the Holdback pursuant to SECTION 7.4(C) with respect to any particular matter and which is not used in the resolution or settlement of that matter shall be paid by Purchaser to BSI ten business days after the matter giving rise to the retention is finally resolved. Any payment under this
SECTION 2.4 shall include interest thereon, calculated at the rate of 6% per annum from the Closing Date.

         2.5       Earnout Payment.

         (a) The "Earnout Payment" is defined as follows: (1) if the revenues of the Company's Business calculated in accordance with Purchaser's revenue recognition and related policies stated on SCHEDULE 2.5, which are in accordance with generally accepted accounting principles ("Purchaser's Policy"), during the one-year period beginning on January 1, 1997 (the "Earnout Period") do not exceed Nineteen Million Dollars ($19,000,000) ("Threshold Amount"), the Earnout Payment shall be zero; or (2) if the revenues of the Company's Business calculated in accordance with Purchaser's Policy during the Earnout Period exceed the Threshold Amount, the Earnout Payment shall equal One Hundred Fifteen Percent (115%) of the amount by which the revenues of the Company's Business calculated in accordance with Purchaser's Policy during the Earnout Period exceeded the Threshold Amount up to a maximum Earnout Payment of Three Million Five Hundred Thousand Dollars ($3,500,000). The Earnout Payment shall be calculated and paid in accordance with the following provisions:

         (b) BSI and Purchaser shall in good faith attempt to agree upon the amount of the Earnout Payment within 90 days after the end of the Earnout Period, and the undisputed portion of the Earnout Payment, if any, shall be paid to BSI within five business days after such agreement is reached. Any disputed portion of the Earnout Payment shall be determined, at Purchaser's expense, by the Philadelphia office of either Coopers & Lybrand LLP or Arthur Andersen LLP or both ("Purchaser's Accountants"), and Purchaser shall deliver the report of Purchaser's Accountants on the Earnout Payment ("Earnout Report") to BSI within 120 days after the end of the Earnout Period. BSI shall notify Purchaser of any objections to the Earnout Report within 60 days after BSI receives the Earnout Report. If BSI does not notify Purchaser of any objections to the Earnout Report by the end of that 60-day period, then the Earnout Report, as prepared by Purchaser's Accountants, shall be considered final on the last day of that 60-day period. If BSI does notify Purchaser of any objections to the Earnout Report by the end of that 60-day period, and Purchaser and BSI are unable to resolve their differences within 15 days thereafter, then BSI or Purchaser may submit the remaining disputed items to the Jacksonville, FL or closest office of KPMG Peat Marwick LLP ("Arbiter") for resolution, with the costs thereof paid fifty percent (50%) by BSI and fifty percent (50%) by Purchaser, and the Arbiter shall be instructed to deliver a final report on the Earnout Payment to BSI and Purchaser as soon as possible. Within 15 business days after the Earnout Report is finalized in accordance with this Section, any unpaid portion of the Earnout Payment shall be paid to BSI.

         (c) Upon request by BSI at any time after delivery of the Earnout Report to BSI, Purchaser shall provide BSI financial officers and Price Waterhouse, LLP ("BSI's Accountants") with reasonable access to the books and records of the Company that are relevant to the calculation of the Earnout Payment, and with reasonable access to any employees of the Company that were involved in the preparation of the Earnout Report or the related calculations or whose input is reasonably necessary, in order to permit BSI and BSI's Accountants to reasonably understand the manner in which the financial records of the Company were maintained and the manner in which the Earnout Payment was calculated.

         (d) During the Earnout Period, Purchaser shall operate the Company and its Subsidiary in the ordinary course of business without regard to the Earnout Payment and shall keep separate accounting records for the Company's Business. If during the Earnout Period any of the Company's or the Subsidiary's products are packaged with other products of

Purchaser, a commercially reasonable portion of the revenue from such sales shall be allocated to the Company's Business for purposes of the Earnout Payment. During the Earnout Period, Purchaser shall not, without the prior written consent of BSI, which shall not be unreasonably withheld, sell all or a material part of the assets of the Company or its Subsidiary or sell a majority of the capital stock of the Company or its Subsidiary to any Person; provided, however, that the foregoing shall not apply to any sales, mergers or distributions to entities within the SunGard Group. For purposes of the Earnout Payment, Purchaser shall not modify its Purchaser's Policy during the Earnout Period except to the extent that it is required to do so by changes in generally accepted accounting principles that occur during the Earnout Period.

         2.6 Currency and Method of Payment. All dollar amounts stated in this Agreement are stated in United States currency, and all payments required under this Agreement shall be paid in United States currency. All payments required under this Agreement shall be made as follows: (a) any payment may be made by wire transfer of immediately available United States federal funds; (b) any payment exceeding $100,000 shall be made by wire transfer of immediately available United States federal funds; and (c) any payment of $100,000 or less may be made by ordinary check.

         2.7 Imputed Interest. Any cash portion of the Purchase Price that does not bear interest at a stated rate herein and is paid after the end of the six-month period beginning on the Closing Date shall be deemed to include interest from the Closing Date, calculated at the required, applicable rate for imputed interest under federal income tax law.


                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BSI

         BSI represents and warrants to Purchaser that, except as set forth on the Disclosure Schedule attached as SCHEDULE 3, as of the date hereof:

         3.1 Organization and Standing of BSI. BSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. BSI is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary and in which the failure so to qualify would have a material adverse effect on its ability to carry out the transactions and perform the obligations contemplated by this Agreement.

         3.2 Organization and Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets, to carry on its business as presently conducted, and to carry out the transactions contemplated by this Agreement. The Company is wholly owned by BSI. The Company is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary and in which the failure so to qualify would have a material adverse effect on the Company and its Subsidiary, taken as a whole. BSI has delivered or made available to Purchaser true and correct copies of the Articles of Incorporation and Bylaws of the Company, as currently in effect, and all Contracts relating to the acquisition of the Company by BSI, the acquisition of the Subsidiary by the Company or any other acquisition by the Company or its Subsidiary since May 5, 1993 of any product line or division. PART 3.2 of the Disclosure Schedule sets forth for the Company: (a) its exact legal name; (b) its jurisdiction and date of formation; (c) its federal employer identification number; (d) its headquarters address, telephone number and facsimile number; (e) its directors and officers, indicating all current title(s) of each individual; (f) its registered agent and/or office in its jurisdiction of formation (if applicable); (g) all foreign jurisdictions in which it is qualified or registered to do business, the date it so qualified or registered, and its registered agent and/or office in each such jurisdiction (if applicable); (h) all fictitious, assumed or other names of any type that are registered or used by it or under which it has done business at any time since May 5, 1993; and (i) any name changes, recapitalizations, mergers, reorganizations or similar events since its date of formation. The Company does not have any predecessors other than as set forth on PART 3.2 of the Disclosure Schedule.

         3.3 Authority. Each of BSI and the Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of BSI and the Company. This Agreement has been duly and validly executed and delivered by an authorized officer of BSI and the Company and constitutes the legal, valid and binding obligation of BSI and the Company, enforceable in accordance with its terms.

         3.4 Consents and Approvals; No Violation. There is no requirement applicable to BSI, the Company or its Subsidiary to make any filing with, or to obtain any permit, authorization, consent or approval of, any Person or Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Except as disclosed on PART 3.4 of the Disclosure Schedule, the execution, delivery and performance of this Agreement by BSI and the Company and the consummation of the transactions contemplated by this Agreement will not (assuming compliance with the HSR Act): (a) conflict with any provision of the Articles or Certificate of Incorporation or Bylaws of BSI, the Company or its Subsidiary; (b) result in a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which BSI or the Company or its Subsidiary is a party or by which it is bound;
(c) accelerate or otherwise modify any obligation of the Company or its Subsidiary; (d) result in the imposition or creation of any Encumbrance upon any assets owned by BSI or by the Company or its Subsidiary or give to any third party any interest in any business or assets of the Company or its Subsidiary or any of the capital stock of the Company or its Subsidiary, except as contemplated by this Agreement and except for restrictions generally imposed on transfer under federal or state securities laws; (e) violate any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority that is applicable to BSI or the Company or to the business or assets of the Company and its Subsidiary, or to the transactions contemplated by this Agreement; or (f) require the consent or approval of any Person. BSI has delivered to Purchaser accurate and complete copies of the filing made on behalf of BSI with respect to the transactions contemplated by this Agreement under the HSR Act.

         3.5 Capital Stock of the Company. The authorized capital stock of the Company consists of 35,800 shares of voting common stock, of which 16,586 shares are issued and outstanding, 10,000 shares of nonvoting common stock, Series B, of which 1,638 shares are issued and outstanding, 725,000 shares of Series A Preferred Stock of which no shares are issued and outstanding, and 15,410 shares of voting convertible preferred stock, Series B, of which 15,410 shares are issued and outstanding. The Shares are owned by BSI, free and clear of any Encumbrance or restriction on transfer of any kind. The Shares are duly authorized, validly issued and fully paid and nonassessable. Except as set forth above, there are no shares of capital stock or other equity securities of the Company outstanding. There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company, and there are not any equity securities of the Company reserved for issuance for any purpose.

         3.6 Subsidiaries. PART 3.6 of the Disclosure Schedule sets forth for Total Administrative Benefit Systems, Inc., the Company's wholly owned subsidiary ("Subsidiary"): (a) the jurisdiction of incorporation and date of formation; (b) the federal employer identification number; (c) the headquarters address, telephone number and facsimile number; (d) the directors and officers, indicating all current title(s) of each individual; (e) the registered agent and/or office in the jurisdiction of incorporation (if applicable); (f) all foreign jurisdictions in which the Subsidiary is qualified or registered to do business, the date it so qualified or registered, and the registered agent and/or office in each such jurisdiction (if applicable); (g) all fictitious, assumed or other names of any type that are registered or used by the Subsidiary or under which the Subsidiary has done business at any time since May 5, 1993; and (h) any name changes, recapitalizations, mergers, reorganizations or similar events since the date of formation of the Subsidiary. The Company, directly or indirectly, owns of record and beneficially the capital stock of the Subsidiary, free and clear of any Encumbrance or restriction on transfer of any kind. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate power to carry on its business as it currently is conducted and to own, lease or operate the properties and assets it now owns, leases or operates. The Subsidiary is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary and in which a failure so to qualify would have a material adverse effect on the Company and it Subsidiary, taken as a whole. All of the issued and outstanding shares of capital stock of the Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable. There are no outstanding warrants, options, agreements, convertible or exchangeable securities or other commitments pursuant to which the Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of such Subsidiary, and there are not any equity securities of the Subsidiary reserved for issuance for any purpose. The Company does not own any securities of any corporation or any other interest in any Person and has not since May 5, 1993, except as set forth on PART 3.6 of the Disclosure Schedule. BSI has delivered or made available to Purchaser true and correct copies of the Subsidiary's charter and bylaws, as currently in effect.

         3.7 Financial Statements. The BSI Financial Statements have been prepared in accordance with GAAP, except for (with respect to the interim BSI Financial Statements) the lack of footnotes. All adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included in the BSI Financial Statements. Except as set forth on the Company Financial Statements, the Company Financial Statements have been prepared in accordance with GAAP and fairly present, in all material respects (as measured at the Company level), the consolidated results of operations and financial condition of the Company and its Subsidiary for the periods and as of the dates set forth.

         3.8       Absence of Changes or Events. Except as set forth on PART
3.8 of the Disclosure Schedule, or as permitted or contemplated by this Agreement, since October 31, 1996, there has not been:

         (a) any material adverse change affecting the business, assets or financial condition of the Company and its Subsidiary, taken as a whole, or any material adverse change in the financial performance of the Company and its Subsidiary, taken as a whole;

         (b) any purchase, lease, sale, abandonment, acquisition or sale by the Company or its Subsidiary of any material asset or property other than in the ordinary course of business;

         (c) any damage, destruction or loss, whether or not covered by insurance, that had a material adverse effect on the business, assets or financial condition of the Company and its Subsidiary, taken as a whole;

         (d) except in the ordinary course of its business consistent with its past practices, (1) the creation or assumption of any Encumbrance upon any of the business or assets of the Company and its Subsidiary; (2) the incurrence of any obligation by the Company or its Subsidiary; (3) the making of any loan or advance to any Person by the Company or its Subsidiary; (4) the assumption, guarantee or liability for any obligation of any Person by the Company or its Subsidiary; (5) any capital expenditure by the Company or its Subsidiary; (6) any waiver of any right or cancellation of any debt or claim by the Company or its Subsidiary; (7) assumption or entering into any Contract other than this Agreement; (8) any increase or authorization of an increase in, the compensation or benefits paid or provided to any of its directors, officers, employees, salesmen, agents or representatives of the Company or its Subsidiary; or (9) anything else outside the ordinary course of business of the Company or its Subsidiary, whether or not specifically described in any of the foregoing clauses; or

         (e) Even in the ordinary course of its business consistent with its past practices (other than with respect to customer Contracts), neither the Company nor its Subsidiary has incurred any obligation, made any loan to any Person, acquired or disposed of any business or assets, entered into any Contract or other transaction, or done any of the other things described in
SECTION 3.8(d), involving an amount exceeding $50,000 in any single case or $150,000 in the aggregate.

         3.9 Liabilities. PART 3.9 of the Disclosure Schedule includes detailed lists of all obligations and liabilities of the Company and its Subsidiary reflected on the October 1996 Balance Sheet, itemized by balance sheet account, and with aggregate net balances equal to the balances on the October 1996 Balance Sheet, including (a) accounts payable, (b) accrued expenses and reserves, itemized by category and with appropriate explanation,
(c) deferred revenues, itemized by month and product, and (d) other current and long-term liabilities. The Company and its Subsidiary have no obligation or liability of any nature (direct or indirect, accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected or reserved against in a consolidated balance sheet of the Company and its Subsidiary, except: (a) items reflected or reserved against in the Company Financial Statements as of October 31, 1996; (b) liabilities or obligations that were incurred in the ordinary course of business after October 31, 1996 and not in breach of any of the representations and warranties made in SECTION 3.8; (c) obligations or liabilities set forth on
PART 3.9 of the Disclosure Schedule; and (d) obligations or liabilities under any Contracts that have not arisen as a result of a default thereunder or violation thereof that existed on October 31, 1996.

         3.10 Assets. PART 3.10 of the Disclosure Schedule includes detailed lists of all assets of the Company and its Subsidiary reflected on the October 1996 Balance Sheet, itemized by balance sheet account, including (a) cash assets, itemized by bank or other account, showing cost and market value if different from cost; (b) accounts receivable, showing customer names, individual invoice dates, individual invoice amounts and allowances for doubtful accounts, or, in the case of earned but not billed receivables, customer names and individual dates on which the receivables are billable; (c) other current assets, itemized by category and with appropriate explanation; (d) tangible property, grouped as to type, showing cost, accumulated depreciation and net book value; and (e) Software and intangibles, showing cost or amount capitalized, accumulated amortization and net book value. The Company and its Subsidiary own and have good and marketable title to all of the assets and properties that they use in the conduct of their business as currently conducted except for (a) the Third Party Software; (b) real and personal property leased pursuant to the personal property leases and the Real Property Leases; and (c) equipment, supplies, software and other personal property located on BSI's premises and used by BSI to provide accounting, legal and administrative services to the Company. The Company and its Subsidiary have the right to transfer all right, title and interest in such assets, free and clear of all Encumbrances except Permitted Liens. Except as set forth on PART 3.10 of the Disclosure Schedule, the Company and its Subsidiary own or have rights in all assets necessary for the operation of their business as presently conducted.

         3.11 Real Property Leases. Neither the Company nor its Subsidiary owns any land. PART 3.11 of the Disclosure Schedule lists each Contract pursuant to which the Company or its Subsidiary leases real property as of the date hereof (a "Real Property Lease") and indicates the street address of all real property currently leased by the Company or its Subsidiary under each such Real Property Lease and the rental cost and landlord. The leasehold interests under the Real Property Leases are subject to no Encumbrance other than Permitted Liens. All real property under lease to or otherwise used by the Company or its Subsidiary is in good condition, ordinary wear and tear excepted, and is sufficient for the current operations of the Company and its Subsidiary. No such real property currently leased by the Company or its Subsidiary, nor the occupancy, maintenance or use thereof, is, in any material respect, in violation of, or breach or default under, any Contract or law, and no notice from any lessor, Governmental Authority or other Person has been received by the Company or its Subsidiary or served upon any such real property currently leased by the Company or its Subsidiary claiming any presently uncured violation of, or breach or default under, any Contract or law, or requiring or calling attention to the need for any presently undone work, repairs, construction, alteration or installations.

         3.12      Tax Returns, Audits and Liabilities.

         (a)       The following terms shall have the meanings indicated below:

                   "IRC" means the Internal Revenue Code of 1986, as amended.

                   "Tax" or "Taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, earnings, profits, gross receipts, ad valorem, value added, excise, general property, intangible property, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, withholding, employment, social security, workers' compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any deficiencies, interest, penalties or additions to tax attributable to any such Tax, and any organization fee, qualification fee, annual report fee, occupation fee, assessment, sewer rent or other fee or charge attributable to any such Tax.

                   "Returns" means any returns, statements, reports, estimates, declarations and forms.

         (b) BSI, the Company and the Subsidiary have: (i) properly and accurately prepared and timely filed all Returns required to be filed by BSI and the Company in accordance with all applicable laws (including any applicable extensions); (ii) timely and properly paid all Taxes shown to have become due pursuant to such Returns; and (iii) timely and properly paid all Taxes for which a notice of, or assessment or demand for, payment has been received or which are otherwise due and payable, other than Taxes being contested in good faith for which an adequate reserve has been established. All such Returns are true and correct and reflected as of the time of filing the facts regarding the income, business, assets, operations, activities and status of the Company and the Subsidiary (as the case may be) and any other information required to be shown therein.

         (c)       Except as set forth on PART 3.12 of the Disclosure Schedule:
(i) there has not been and there is no action, suit, proceeding, investigation, audit, claim or assessment being conducted or pending or, to the knowledge of BSI, proposed or threatened with respect to Taxes or with respect to any Return required to be filed by BSI, the Company and its Subsidiary; (ii) all amounts required to be paid by BSI, the Company or the Subsidiary as estimated Taxes under Section 6655 of the IRC, and any comparable provisions of state or local statutes, have been duly paid; (iii) there are no liens for Taxes upon the assets of the Company or its Subsidiary; (iv) there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any such Return that remains in effect; (v) there are no Tax rulings, requests for rulings, or closing agreements relating to BSI, the Company or its Subsidiary that could affect their liability for Taxes for any period after the Closing Date; (vi) neither BSI, the Company nor its Subsidiary has filed a consent under Section 341(f) of the IRC or any comparable provision of state statutes and (vii) there is no reasonable basis for any Tax deficiency or adjustment to be assessed against the Company. The Company and the Subsidiary have been an includible member of the affiliated group (within the meaning of Section 1504(b) of the IRC) of which BSI is the parent corporation and joined in filing a consolidated return for all taxable periods ending on or after January 31, 1994 and will be an includible member of such affiliated group included in BSI's consolidated Return through the Closing Date.

         (d) The Company has properly withheld from payments to its employees, agents, representatives, contractors and suppliers all amounts required by law to be withheld for Taxes and has paid such Taxes to the proper taxing authorities.

         3.13 Insurance. BSI maintains such insurance policies covering the business of the Company and its Subsidiary as are consistent with prudent business practice. Neither BSI nor the Company nor its Subsidiary has received any notice of cancellation with respect to any such insurance policies or of any unwillingness of an insurer to renew such policies based on standard premium charges. Except as indicated on PART 3.13 of the Disclosure Schedule, all such insurance policies are or were on an "occurrence" rather than a "claims made" basis. Except as described on PART 3.13 of the Disclosure Schedule, there are no claims relating to the Company's Business that are pending under any such insurance policy.

         3.14 Bank Accounts, Signing Authority, Powers of Attorney. Except as set forth on PART 3.14 of the Disclosure Schedule, neither the Company nor its Subsidiary has any account, safe deposit box, lock boxes and safes in any bank or any certificates of deposit, marketable securities or other investments and no Person has any power, whether singly or jointly, to sign any checks on behalf of the Company or its Subsidiary, to withdraw any money or other property from any bank, brokerage or other account of the Company or its Subsidiary or to act under any power of attorney granted by the Company or its Subsidiary at any time for any purpose.

         3.15      Proprietary Rights.

         (a) Except for Third Party Software, all of the Software used or marketed by the Company and its Subsidiary in their business is Proprietary Software. The Company and its Subsidiary own all right, title and interest in the Proprietary Software and all Proprietary Documentation, free and clear of any Encumbrance other than Permitted Liens. Except as set forth on PART 3.15(A) of the Disclosure Schedule, the Company and its Subsidiary own all Proprietary Rights, free and clear of any Encumbrance other than Permitted Liens, necessary for the operation of their business as presently conducted, including the existing development of replacement products for existing Proprietary Software and Proprietary Documentation.

         (b) Neither BSI nor the Company nor its Subsidiary has entered into any agreement that limits or restricts the right of the Company or its Subsidiary to use, copy, modify, prepare derivatives of, sublicense, distribute and otherwise market, severally or together, the Proprietary Software, Proprietary Documentation, Proprietary Rights and Trademarks used by the Company or its Subsidiary or that limits the right of the Company or its Subsidiary to use any of the foregoing.

         (c) The Company and its Subsidiary have obtained registrations of the Copyrights to the extent listed in PART 3.15(C) of the Disclosure Schedule. Each other Person who has participated in or contributed to the development of the Proprietary Software, Proprietary Documentation or other Proprietary Rights has either: (i) so contributed or participated as an employee of the Company or the relevant Subsidiary within the scope of his or her employment obligations;
(ii) so contributed or participated as an independent contractor pursuant to a valid and binding agreement that specifically assigns to the Company or the Subsidiary all Copyrights, Patents, Trade Secrets, proprietary Know-how and other proprietary right such person may have had in the Proprietary Software, Proprietary Documentation or other Proprietary Rights; or (iii) otherwise assigned to the Company or the Subsidiary any Patent or Copyright that such Person may have had in the Proprietary Software or Proprietary Documentation and any rights that such Person may have had in the Trade Secrets and other proprietary Know-how incorporated therein. PART 3.15(C) of the Disclosure
Schedule includes an accurate and complete list and description of all Proprietary Software owned, marketed, licensed, used or under development by the Company and its Subsidiary, and a product description, the language in which it is written and the type of hardware platform(s) on which it runs. Except for Third Party Software, no other Software is required to operate the business of the Company and its Subsidiary, as presently conducted. With respect to the Proprietary Software, (a) the Company maintains machine-readable master-reproducible copies, source code listings, technical documentation and user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by the Company; (b) in each case, the machine-readable copy substantially conforms to the corresponding source code listing; (c) such Proprietary Software is written in the language set forth on PART 3.15(C) of the Disclosure Schedule for use on the hardware set forth on PART 3.15(C) of the Disclosure Schedule with standard operating systems; (d) such Proprietary Software can be maintained and modified by reasonably competent programmers who are familiar with such language, hardware and operating systems and who have received three months of training with respect to such Proprietary Software; and
(e) in each case, the Proprietary Software operates substantially in accordance with the user manual therefor and without material operating defects. None of the Proprietary Software, Proprietary Documentation or other Proprietary Rights is owned by or registered in the name of any current or former owner, shareholder, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor of BSI or its affiliates, nor does any such Person have any interest therein or right thereto, including but not limited to the right to royalty payments. The Proprietary Software and Proprietary Documentation and the intended use and results of the Proprietary Software and Proprietary Documentation comply with the applicable requirements of ERISA and the IRC (excluding errors or omissions made by customers).

         (d) The Company and its Subsidiary have taken all efforts necessary under all applicable trade secret laws to prevent the unauthorized disclosure to other Persons of such portions of their Trade Secrets.

         (e) The Company and its Subsidiary do not use any Patent or Trademark in connection with their business, except for those Trademarks listed in PART 3.15(e) of the Disclosure Schedule. No such Trademark is registered except as otherwise indicated in PART 3.15(e) of the Disclosure Schedule. Except as set forth on PART 3.15(e) of the Disclosure Schedule, the Company and its Subsidiary own all Trademarks used in their business necessary for the operation of their business as presently conducted (in the geographic scope of the United States and within the manner that such Trademarks are presently being used), free and clear of any Encumbrance other than Permitted Liens. To the knowledge of BSI, there are no facts that would preclude the Company or the Subsidiary from expanding either the geographic scope of use or the manner of use of its existing Trademarks. None of the Trademarks used in the marketing of the Proprietary Software or any services offered by the Company's Business is owned by or registered (in the geographic scope of the United States and within the manner that the Trademarks are presently being used) in the name of any current or former owner, shareholder, partner, director, executive, officer, employee, salesman, agent, customer, representative or contractor of BSI or its affiliates, nor does any such Person have any interest therein or right thereto (in the geographic scope of the United States and within the manner that such Trademarks are presently being used), including the right to royalty payments. To the knowledge of BSI, no current or former owner, shareholder, partner, director, executive, officer or employee, of BSI or its affiliates has registered or used any Trademark used by the Company or its Subsidiary in any other geographic area or in any other manner. The Company and its Subsidiary have the right to continue using the

Trademarks listed in PART 3.15(e) of the Disclosure Schedule in their business in the manner (but only within the same geographic scope) that such Trademarks are presently being used by the Company and its Subsidiary in their business.

         (f) PART 3.15(f) of the Disclosure Schedule includes an accurate and complete description of all Third Party Software that is embedded in, or sublicensed by the Company and its Subsidiary in connection with the use of the Proprietary Software. No other rights of any third party are necessary to market, sell and license the Proprietary Software or the Proprietary Documentation. No other rights of any third party are necessary to modify, update or create derivative works of the Proprietary Software or the Proprietary Documentation in the manner in which the Company and its Subsidiary presently modify, update or create derivative works of the Proprietary Software or the Proprietary Documentation in the normal course of their business. The Company and the Subsidiary have the legal right to use, sublicense, distribute or otherwise market all such Third Party Software in the manner that they presently use, sublicense, distribute or otherwise market such Third Party Software in the normal course of their business. Neither the Company nor its Subsidiary has any obligation to make any payments by way of royalty, fee, settlement or otherwise to any Person in connection with its present use, sublicensing, distribution or other marketing of such Third Party Software other than payments required under the terms of the Contracts listed on PART 3.15(f) of the Disclosure Schedule with respect to the Company's and its Subsidiary' sublicensing (or sale of licenses) of such Third Party Software to additional third parties and with respect to support and maintenance provided by the licensor of the Third Party Software.

         (g) No claim has been asserted by any Person against the Company or its Subsidiary: (i) that such Person has any right, title or interest in or to any of the Proprietary Software, Proprietary Documentation, other Proprietary Rights or Trademarks used by the Company and its Subsidiary; (ii) that such Person has the right to use any of the Trademarks of the Company or its Subsidiary; (iii) to the effect that any past, present or projected act or omission by the Company or its Subsidiary infringes any rights of such Person to any Copyright, Patent, Trade Secret, Know-how, Trademark or other proprietary right; or (iv) that challenges the right of the Company or its Subsidiary to use any of their respective Proprietary Rights or Trademarks. Neither the present nor the past use, copying, modification, preparation of derivatives of, sublicensing, distribution and other marketing of the Proprietary Software, Proprietary Documentation, other Proprietary Rights and Trademarks by the Company and the Subsidiary has infringed upon, or is infringing upon, any Software, Copyright, Patent, Trade Secret, Know-how, Trademark or other proprietary right of any Person. To the knowledge of BSI, no Person is infringing upon, or has infringed upon at any time, any of the Proprietary Software, Proprietary Documentation or other Proprietary Rights or any of the Trademarks used by the Company and its Subsidiary.

         3.16      Contracts.

         (a) PART 3.16 of the Disclosure Schedule is an accurate and complete list of all of the following types of Contracts to which the Company and its Subsidiary is a party or by which the Company or its Subsidiary is bound (collectively, the "Specified Contracts"), grouped into the following categories and, where applicable, subdivided by product line or division: (i) Contracts for the top 25 customers by revenue for each of 1995 and 1996 for each of plan document services and office automation services (collectively, the "Top PDS and OAS Customers"); (ii) Contracts for the purchase or lease of real property or otherwise concerning real property owned or used by the Company and its Subsidiary including the address of the real property; (iii) loan agreements, mortgages, notes, guarantees and other financing Contracts; (iv) Contracts for the purchase, lease and/or maintenance of computer equipment and other equipment, Contracts for the purchase, license, lease and/or maintenance of software under which the Company or its Subsidiary is the purchaser, licensee, lessee or user (excluding Contracts for general business third party Software and Software tools which are commercially available and not embedded in any Proprietary Software), and other supplier Contracts involving an amount or commitment exceeding $20,000 per year; (v) employment, consulting, independent contractor and sales representative Contracts (excluding Contracts which constitute Plans listed on PART 3.20 of the Disclosure Schedule, excluding oral Contracts with employees for "at will" employment and excluding standard non-disclosure employee agreements); (vi) Contracts under which any rights in and/or ownership of any Software product of the Company or any prior version thereof was acquired (other than Contracts with independent contractors); and (vii) other Contracts to the extent individually material to the Company's Business (excluding Contracts which constitute insurance policies listed on PART 3.13 of the Disclosure Schedule, excluding this Agreement and all other Contracts entered into between BSI and Purchaser, or among BSI, Purchaser and other parties in connection herewith). A description of each oral Specified Contract is included on PART 3.16 of the Disclosure Schedule, and copies of each written Specified Contract included on PART 3.16 of the Disclosure Schedule have been delivered to Purchaser. Except as set forth on PART 3.16 of the Disclosure Schedule, each of the Company's or the Subsidiary's license Contracts for its Software products is identical to the form license agreements therefor that is attached as part of PART 3.16 of the Disclosure Schedule, and each of the Company's and the Subsidiary's maintenance Contracts is identical to the form maintenance agreements therefor that is attached as part of PART 3.16 of the Disclosure Schedule.

         (b) Each Specified Contract existing as of the date hereof to which the Company or its Subsidiary is a party is a legal, valid and binding obligation of the Company or such Subsidiary and, to the knowledge of BSI, the other party or parties to such Contract. Neither the Company nor its Subsidiary has given or received any notice of default or notice of termination with respect to any Specified Contract, and each Specified Contract is in full force and effect in accordance with its terms. Neither the Company nor its Subsidiary is (with or without the lapse of time or the giving of notice or both) in breach or default in any material respect under any of such Specified Contracts nor would be in breach or default in any material respect thereunder with the passage of time, the giving of notice of both, and to the knowledge of BSI, no other party to any such Specified Contract is (with or without the lapse of time or the giving of notice or both) in breach or default in any material respect thereunder or would be in breach or default in any material respect thereunder with the passage of time, the giving of notice of both.

         (c) Except as set forth on PART 3.16 of the Disclosure Schedule, there are no currently outstanding proposals or offers submitted by the Company or its Subsidiary to any customer, prospect, supplier or other Person which, if accepted, would result in a legally binding Contract of the Company or its Subsidiary involving an amount or commitment exceeding $50,000 in any single case or an aggregate amount or commitment exceeding $150,000 in the aggregate (which aggregate amount excludes amounts related to customer proposals).

         (d) BSI has complied with Section 4.3 of the Guarantee and Indemnity Agreement ("Fidelity Guarantee Agreement") by and between BSI and Fidelity Institutional Services, Inc. ("Fidelity") dated April 10, 1996, as amended. For purposes of Section 6.4 of the Quantech

License and Services Agreement entered into on April 10, 1996 by and between the Company and Fidelity ("Fidelity License"), the initial installation occurred on May 1, 1996.

         3.17 Litigation. There are no lawsuits, actions, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of BSI, threatened by or against BSI that threatens the validity of this Agreement or any action to be taken pursuant hereto or that could reasonably be expected materially to impair BSI's ability to perform its obligations under this Agreement. Except as set forth on PART 3.17 of the Disclosure Schedule, (a) there are no lawsuits, actions, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of BSI, threatened by or against BSI (relating to the Company or its Subsidiary), the Company or its Subsidiary, nor have any occurred since May 5, 1993; (b) there are no orders, writs, injunctions, citations, awards, decrees or other judgments of any nature of any foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal currently outstanding, nor has any been outstanding at any time since May 5, 1993, against BSI (relating to the Company or its Subsidiary), the Company or its Subsidiary, or by which the Company or its Subsidiary or any of its or their assets or business is or was directly affected (excluding matters generally affecting the overall economy or the Company's industry); and (c) excluding with respect to all of this clause (c) any claim that the Company is obligated to correct Software "bugs" or other minor defects of the type that it customarily corrects in connection with providing maintenance and update services in the ordinary course of business, there have been no breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge or other claims of any nature asserted or threatened in writing by or against BSI (relating to the Company or its Subsidiary), the Company or its Subsidiary at any time since January 1, 1995. As to each matter described on PART 3.17 of the Disclosure Schedule, accurate and complete copies of all pertinent pleadings, judgments, orders, correspondence and other legal documents currently in the possession of the Company or its Subsidiary have been made available to Purchaser.

         3.18 Compliance with Applicable Laws. The Company and its Subsidiary are in material compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority in the operation of their business, including those related to employment, wages, hours, collective bargaining, the payment of social security taxes and applicable discrimination laws. Neither BSI nor the Company nor its Subsidiary has received any written communication from a Governmental Authority that alleges that the Company or its Subsidiary is not in compliance, in all material respects, with any federal, state, local or foreign laws, ordinances, rules or regulations. PART 3.18 of the Disclosure Schedule sets forth a complete and correct list of all licenses, permits and other authorizations from all Governmental Authorities issued to the Company or its Subsidiary that are necessary for the Company and its Subsidiary to lawfully conduct their business as presently conducted and where their business is presently conducted. To the knowledge of BSI, all such licenses, permits and authorizations are validly held by the Company and its Subsidiary, as applicable, and are in full force and effect.

         3.19 Employees; Labor Matters. PART 3.19 of the Disclosure Schedule lists the names of all the employees of the Company and its Subsidiary as of the close of business on the day before the date of this Agreement and
(a) their titles or responsibilities; (b) their social security numbers and principal residence address; (c) their dates of hire; (d) their current salaries or wages; (e) their last compensation changes and the dates on which such changes were made; (f) any specific bonus, commission or incentive plans or agreements for or with them; and (g) any outstanding loans or advances made to them. PART 3.19 of the Disclosure Schedule lists all sales representatives and independent contractors engaged by the Company and its Subsidiary, their tax identification numbers and states of residence with respect to individuals, their payment arrangements (if not set forth in a Contract listed or described on PART 3.16 of the Disclosure Schedule), and a brief description of their jobs or projects currently in progress. Except as limited by any employment or independent contractor Contracts listed on PART 3.16 of the Disclosure Schedule and except for any limitations of general application which may be imposed under applicable employment Laws, (i) the Company and its Subsidiary have the right to terminate the employment of each of its employees at will and to terminate the engagement of any of its independent contractors without incurring any penalty or liability other than liability for severance pay in accordance with the disclosed severance pay policy of the Company or its Subsidiary, as applicable, and (ii) neither the Company nor its Subsidiary has entered into a written agreement with any such employee or independent contractor that requires the Company or its Subsidiary to employ any such employee or engage any such independent contractor for a fixed period of time or that requires the Company or the Subsidiary to make any severance payment upon the termination of any such employee or independent contractor. Neither the Company nor its Subsidiary is a party to any collective bargaining agreement, and has not recognized or received a demand for recognition of any collective bargaining representative with respect thereto; and during the past three years there have been no labor strikes, disputes or work stoppages and, to the knowledge of BSI, no such actions are threatened against the Company or its Subsidiary. There are no unfair labor practice claims or charges pending against the Company or its Subsidiary. Except as indicated in PART 3.19 of the Disclosure Schedule, since January 1, 1996, no employee of the Company or its Subsidiary having an annual salary of $50,000 or more has indicated to his or her supervisor an intention to terminate or has terminated his or her employment with the Company or its Subsidiary. To the knowledge of BSI, the transactions contemplated by this Agreement will not generally affect in any material adverse manner relations with the employees of the Company and its Subsidiary, taken as a whole.

         3.20      Employee Benefit Plans; ERISA. PART 3.20 of the Disclosure
Schedule identifies each employee pension, retirement, profit sharing, bonus, incentive, deferred compensation, hospitalization, medical, dental, vacation, insurance, sick pay, disability, severance or other plan, fund, program, policy, Contract or arrangement providing employee benefits maintained or contributed to by BSI for the benefit of employees of the Company and its Subsidiary or by the Company or its Subsidiary (the "Plans"). Neither BSI nor the Company nor its Subsidiary has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee of the Company or its Subsidiary. Except as set forth on
PART 3.20 of the Disclosure Schedule: (a) all such Plans comply in all material respects with their provisions and all applicable laws, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the IRC and the regulations and rulings thereunder; (b) all contributions to or payments under such Plans that were due and payable by BSI, the Company or its Subsidiary on or before the date hereof have been made and will have accrued (in accordance with GAAP consistently applied) as of the Closing Date all payments due but not yet payable as of the Closing Date, so there will not have been, nor will there be, any Accumulated Funding Deficiencies (as defined in ERISA or the Code) or waivers of such deficiencies; and (c) none of the Plans subject to Title IV of ERISA has been terminated, no proceeding to terminate any of such Plans has been instituted, there has been no complete or partial withdrawal or occurrence of any other event that would result in the imposition of liability on BSI, the Company or its Subsidiary under Title IV of ERISA, and there would be no liability of BSI, the Company or its Subsidiary under Title IV of ERISA if any of the Plans were terminated as of the Closing Date. True and correct copies and descriptions of all of the Plans and all employees affected or covered by the Plans have been provided to Purchaser prior to the Closing Date. If permitted and/or required by applicable law, all of the Plans have been properly submitted in good faith to meet the applicable requirements of ERISA and/or the IRC to the Internal Revenue Service ("IRS") for its approval within the time prescribed therefor under applicable federal regulations. Favorable letters of determination of such tax-qualified status from the IRS are attached to PART
3.20 of the Disclosure Schedule. Purchaser has been furnished with a true and correct copy of the most current Form 5500 and any other form or filing required to be submitted to any governmental agency with regard to any of the Plans and the most current actuarial report with regard to any of the Plans. All fiduciaries of the Plans have complied in all material respects with the provisions of the Plans and with all applicable laws including ERISA and the IRC and the regulations and rulings thereunder. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due under any of the Plans, (b) increase any benefits otherwise payable under any of the Plans, or (c) result in the acceleration of the time of payment or vesting of any such benefits to any extent. There are no pending actions, claims or lawsuits which have been asserted or instituted against any of the Plans, the assets of any of the trusts under such Plans, the plan sponsor, the plan administrator or against any fiduciary of any of the Plans (other than routine benefit claims) nor does BSI, the Company or its Subsidiary have knowledge of facts which could form the basis for any such action, claim or lawsuit. There are no investigations or audits of any of the Plans, any trusts under such Plans, the plan sponsor, the plan administrator or any fiduciary of any of the Plans which have been threatened or instituted nor does BSI, the Company or its Subsidiary have knowledge of facts which could form the basis for any such investigation or audit. Except as disclosed in PART 3.20 of the Disclosure Schedule, no event has occurred which will result in material liability to the Company or its Subsidiary in connection with any employee benefit plan established, maintained, or contributed to (currently or previously) by BSI, the Company or its Subsidiary or by any other entity which, together with any of such entities, constitute elements of either
(i) a controlled group of corporations (within the meaning of Section 414(b) of the IRC), (ii) a group of trades or businesses under common control (within the meaning of Sections 414(c) of the IRC or 4001 of ERISA), (iii) an affiliated service group (within the meaning of Section 414(m) of the IRC), or (iv) another arrangement covered by Section 414(o) of the IRC.

         3.21      Environmental Matters.

         (a)       The following terms shall have the meanings indicated below:

                   "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section
         Section 9601 et seq.

                   "Claims" means civil, criminal, administrative or judicial actions or suits, investigations, hearings, or written demands, claims or notices of noncompliance, violation or liability, relating to an Environmental Law by Governmental Authorities or by third parties.

                 "Company Property" means any real property owned or leased by the Company or its subsidiaries.

                 "Environmental Law" means any applicable federal, state or local statute, law, regulation, ordinance, or order relating to the protection of the environment, including CERCLA; the Toxic Substances Control Act, as amended, 15 U.S.C. Section Section 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. Section Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section
         Section 1251 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section Section 6901 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 42 U.S.C. Section Section 651 et seq.

                 "Hazardous Materials" means any substance, waste, contaminant, pollutant or material that is regulated under any Environmental Law by any United States federal government authority, or any state or local government authority having jurisdiction over Company Property, because it is capable of posing a risk of injury or damage to health, safety, property or the environment, including, but not limited to,
         (a) all substances, wastes, contaminants, pollutants and materials defined or designated as hazardous, dangerous or toxic pursuant to any applicable Environmental Law, and (b) asbestos, polychlorinated biphenyls ("PCB's") and petroleum.

         (b) Neither the Company nor its Subsidiary or any other corporation, partnership, joint venture or other entity in which the Company had, directly or indirectly, any equity interest ("Former Subsidiaries") have placed, caused, suffered or allowed the placement of any Hazardous Materials on, in, under or about any Company Property except for such ordinary quantities as are or were necessary for the normal, lawful operation of the business of the Company and its Subsidiary and Former Subsidiaries, provided that this representation and warranty with respect to Former Subsidiaries does not apply to the period following the sale of the Company's interest therein.

         (c) Neither the Company nor its Subsidiary or Former Subsidiaries have disposed, emitted, discharged, released or threatened to be released any Hazard Materials on, in under, about or from any Company Property, which would give rise to a Claim, nor have they caused, suffered or permitted same to occur, provided that this representation and warranty with respect to Former Subsidiaries does not apply to the period following the sale of the Company's interest therein.

         (d) The Company and its Subsidiary and Former Subsidiaries have been and are in material compliance with all applicable Environmental Laws, including all permits, licenses, registrations and other authorizations required thereunder, provided that this representation and warranty with respect to Former Subsidiaries does not apply to the period following the sale of the Company's interest therein.

         (e) There are no pending or, to BSI's knowledge, threatened Claims against the Company, its Subsidiaries or its Former Subsidiaries, provided that this representation and warranty does not apply to Former Subsidiaries with respect to Claims which relate solely to new conditions or occurrences which post-date the Company's sale of its interest therein.

         (f) To BSI's knowledge, there are and have been no conditions or occurrences on any Company Property, including those relating to the use, presence, treatment, storage, disposal, transport, handling, emission, discharge or threatened release of any Hazardous Materials, that would reasonably be expected to lead to a Claim against the Company or its Subsidiary or Former Subsidiaries.

         (g) To BSI's knowledge, there are and have been no underground storage tanks located on any Company Property.

         (h) Neither the Company nor its Subsidiary or Former Subsidiaries have received any requests for information pursuant to any Environmental Laws, including Section 104(e) of CERCLA, provided that this representation and warranty is limited to BSI's knowledge with respect to requests for information received by a Former Subsidiary following the sale of the Company's interest therein.

         3.22 Accounts Receivable. The accounts receivable reflected on the balance sheet included in the most recent Company Financial Statements arose from bona fide transactions in the ordinary course of business and are proper and valid accounts receivable. There are no refunds, discounts, rights of setoff or assignment affecting any such accounts receivable that have not been reserved for in accordance with GAAP. Proper amounts of deferred revenues appear on the books and records of the Company and the Subsidiary, calculated in accordance with GAAP, with respect to all of the Company's and Subsidiary's
(a) billed but unearned accounts receivable; (b) previously billed and collected accounts receivable still unearned; and (c) unearned customer deposits.

         3.23 Financial and Corporate Records. Since May 5, 1993, except as set forth on the Company Financial Statements: the books and records of the Company and its Subsidiary are and have been properly prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP, and such books and records fairly and accurately reflect to the extent required by generally accepted accounting principles all of the assets and obligations of the Company and its Subsidiary and all Contracts and other transactions to which the Company and its Subsidiary is or was a party or by which the Company's business or the Company's and it Subsidiary's assets is or was affected. Accurate and complete copies of the contents of the minute books and stock books of the Company and its Subsidiary have been delivered to Purchaser. Such minute books and stock books include (a) minutes of all meetings of the stockholders, board of directors and any committees of the board of directors at which any material action was taken, which minutes accurately record all actions taken at such meetings, (b) accurate and complete written statements of all actions taken by the stockholders, board of directors and any committees of the board of directors without a meeting, and (c) accurate and complete records of the issuance, transfer and cancellation of all shares of capital stock and other securities since the date of incorporation, except that, since August 11, 1993, there exist no separate written minutes of the meetings or actions taken without meeting of the directors, or shareholders of the Subsidiary and as of November 15, 1996, all actions taken by the Subsidiary have been ratified by the board of directors of the Subsidiary. Neither the stockholders, board of directors nor any committee of the board of the Company and the Subsidiary has taken any material action other than those actions reflected in the records referenced in clauses (a) and (b) of the preceding sentence.

         3.24 Customers, Prospects and Suppliers. All customers of the Company and its Subsidiary have signed a Contract and are listed in the list of customers included on PART 3.24 of the Disclosure Schedule (as of the date listed therein). Except for matters resulting from the discontinuance of the NPA Business, to the knowledge of BSI, the transactions contemplated by this Agreement will not adversely affect relations with any of the Top PDS and OAS Customers.

         3.25 Questionable Payments. Neither BSI, Company or its Subsidiary, nor any of the current or former partners, owners, stockholders, directors, executives, officers, representatives, agents or employees (when acting in such capacity or otherwise on behalf of the Company or its Subsidiary or any of its or their predecessors) of BSI, the Company or its Subsidiary, (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, except where such violation was not, is not and will not be material to the Company and its Subsidiary; (d) has established or maintained, or is maintaining, any unlawful or unrecorded fund of corporate monies or other properties; (e) knowingly has made, at any time since May 5, 1993, any false or fictitious entries on the books and records of the Company or its Subsidiary; (f) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using corporate funds or otherwise on behalf of the Company or its Subsidiary; or (g) made any material favor or gift that is not deductible for federal income tax purposes using corporate funds or otherwise on behalf of the Company or its Subsidiary.

         3.26 Related Party Transactions. Except as described on PART 3.26 of the Disclosure Schedule, there are no real estate leases, personal property leases, loans, guarantees, Contracts, transactions, understandings or other arrangements of any nature between the Company or its Subsidiary and any current or former partner, stockholder, director, executive or officer of BSI, the Company or its Subsidiary.

         3.27 Disclosure. No representation or warranty made by BSI in this Agreement or in any Schedule hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not false or misleading in any respect. The copies of documents attached to the Disclosure Schedule to this Agreement, and the copies of other documents (excluding financial statements and projections) delivered or made available to Purchaser in connection with the transactions contemplated by this Agreement, are accurate and complete copies, and are not missing any amendments, modifications, correspondence or other related papers which would be reasonably required for an understanding thereof in any material respect. Excluding matters generally affecting the overall economy or the Company's industry, there is no fact known to BSI or the Company that has not been disclosed to Purchaser in the Disclosure Schedule to this Agreement or otherwise in writing, that is having, or so far as BSI or the Company can reasonably foresee will have, a material adverse effect on the Company or its Subsidiary, taken as a whole, the business of the Company or its Subsidiary, taken as a whole, the assets or financial condition of the Company or its Subsidiary, taken as a whole, or the ability of BSI or the Company to perform their obligations under this Agreement.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to BSI as follows:

         4.1 Organization and Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and to carry out the transactions and perform the obligations contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by an authorized officer of Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

         4.2 Consents and Approvals; No Violation. There is no requirement applicable to Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of, any Person or Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the applicable requirements of the HSR Act. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated by this Agreement will not (assuming compliance with the HSR Act): (a) conflict with any provision of the Certificate of Incorporation or Bylaws of Purchaser; (b) violate any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority that is applicable to Purchaser or to its business or assets, or to the transactions contemplated by this Agreement; (c) result in a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which Purchaser is a party or by which it is bound; or (d) require the consent or approval of any Person.

         4.3 Litigation. There are no lawsuits, actions, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of Purchaser, threatened by or against or affecting Purchaser, any of its properties, assets, operations or business that threatens the validity of this Agreement or any action to be taken pursuant hereto or that could reasonably be expected materially to impair Purchaser's ability to perform its obligations under this Agreement.

         4.4 Investment. The Shares acquired by the Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and the Purchaser will not offer to sell or otherwise dispose of the Shares so acquired by it in violation of the Securities Act of 1933, as amended.

         4.5 Available Funds. Purchaser presently has sufficient funds available, including its capacity to borrow funds, to consummate the transactions contemplated by this Agreement on the Closing Date.

         4.6 Disclosure. No representation or warranty made by Purchaser in this Agreement or in any Schedule hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                                      ARTICLE V

                                     TAX MATTERS

         5.1     Returns and Tax Responsibility.

                 (a) Periods through Closing Date. BSI shall prepare or cause to be prepared and shall file or cause to be filed on a timely basis, for taxable periods of the Company and the Subsidiary ending on or before the Closing Date, all Tax Returns with respect to the Company and the Subsidiary which are filed on a consolidated or unitary basis with BSI ("Consolidated Returns"). BSI shall prepare or cause to be prepared and shall provide to Purchaser at least 20 days before the due date therefor (as extended by any proper extension which Purchaser shall cause the Company and its Subsidiary to file at BSI's request), for taxable periods of the Company and its Subsidiary ending on or before the Closing Date, all Tax Returns with respect to the Company and its Subsidiary which are not filed on a consolidated or unitary basis with BSI ("Separate Company Returns"). BSI shall include the income of the Company and its Subsidiary for all applicable periods ending on or before the Closing Date on all such Tax Returns and shall timely pay all Taxes relating to such Returns. All such Returns shall be prepared, and all elections with respect to such Returns shall be made, to the extent permitted by law, in a manner consistent with BSI's prior practice with respect to the Company or the Subsidiary (as the case may be), except that BSI may file a unitary tax return in the State of Florida. Purchaser shall review such Separate Company Returns and shall cause the Company or its Subsidiary to timely file such Separate Company Returns. Upon BSI's request, the Company shall provide BSI all information necessary for it to prepare such Returns, along with such supporting information as BSI may request.

                 (b) Periods Straddling the Closing Date. With respect to each jurisdiction in which one Return (a "Full Year Return") for the period from January 1, 1996 to December 31, 1996 will be required (i.e., no Consolidated Return or short-period Separate Company Return may be filed), BSI shall prepare or cause to be prepared and shall provide to Purchaser by February 15, 1997 a separate company Return for the Company or the Subsidiary for the short period ending on the Closing Date, on a pro forma basis as if a short-period Separate Company Return were required ("Pro Forma Return"). Pro Forma Returns shall be prepared on the same basis as short-period Separate Company Returns under
Section 5.1(a). Pro Forma Returns shall not be filed, but BSI shall pay to the Company or the Subsidiary the amount of Taxes shown thereon. Purchaser shall prepare or cause to be prepared the Full Year Returns, and shall cause the Company or the Subsidiary to timely file the Full Year Returns and pay the amount of Taxes shown thereon. Upon BSI's request, the Company shall provide BSI all information necessary for it to prepare such Returns, along with such supporting information as BSI may request.

                 (c) Periods After Closing Date. Purchaser shall timely prepare and file or cause to be timely prepared and filed all Tax Returns for the Company and its Subsidiary required to be filed from and after the Closing Date. Purchaser shall timely pay or cause to be paid all Taxes with respect to Returns prepared or caused to be prepared by Purchaser pursuant to this SECTION 5.1(c).

         5.2 Indemnification. Subject to Section 5.4, BSI will indemnify and hold harmless the Purchaser against any and all liability assessed against the Company or the Subsidiary (i) for any Taxes for any period including or ending on or before the Closing Date, provided that with respect to a period straddling the Closing Date, the Taxes so indemnified shall only be the Taxes due with respect to operations of the Company or the Subsidiary up to and including the Closing Date, and (ii) for any Taxes related to the NPA Business, Corbel/NPA, Inc. and/or National Pension Alliance Ltd. for any period. Any indemnity payable by BSI pursuant to this SECTION 5.2 shall be paid within ten business days after Purchaser's request therefor; provided however that to the extent that the remaining Holdback is sufficient to offset an indemnity payable by BSI pursuant to this SECTION 5.2, then the amount of the indemnity that is covered by the remaining Holdback shall be setoff against the Holdback first and such covered amount of the indemnity need not be remitted by BSI to Purchaser hereunder.

         5.3     Audits.

                 (a) Purchaser shall promptly notify BSI in writing upon receipt by Purchaser, the Company, or the Subsidiary of notice of (each a "Tax Claim"): any Tax audits, any pending or threatened Tax assessments, or any requests by a taxing authority to extend the applicable statute of limitations relating to taxable periods and Taxes of the Company or the Subsidiary for which BSI has any liability for Taxes under this Agreement. BSI shall have the right ("Audit Control Right"), at BSI's cost, to determine whether to grant or deny any such extensions, to control the Company's and the Subsidiary's interests in any Tax audit or other examination by any taxing authority, and to contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to the Company and the Subsidiary for taxable periods of the Company and the Subsidiary ending on or prior to the Closing Date, and to employ counsel of its choice at its expense; provided that:

                          (i)     BSI shall consult with Purchaser upon
Purchaser's reasonable request from time to time with respect to any such audit or proceeding,

                          (ii)    BSI shall on a timely basis provide to
Purchaser any written correspondence either received or sent by BSI or its agents in connection with any such audit or proceeding,

                          (iii)   BSI shall not, without Purchaser's written
consent (not to be unreasonably withheld) settle or otherwise resolve any issue that may affect the liability for Taxes of the Company and the Subsidiary with respect to which Purchaser, the Company or its Subsidiary have any responsibility for payment or which may, in Purchaser's reasonable judgment, have a material adverse effect on Purchaser, the Company or the Subsidiary,

                          (iv)    In the event that, within 20 days after
receiving written notice of any such Tax Claim, BSI fails to notify Purchaser of its intention to exercise an Audit Control Right, or if after so notifying fails to diligently pursue the exercise of the Audit Control Right, Purchaser will (upon further notice to BSI) have the right as against BSI, at BSI's expense, to undertake the defense, compromise or settlement of such Tax Claim. BSI may elect to participate in such proceedings, negotiations or defense at any time at its own expense. Purchaser shall not settle any such Tax Claim without the consent of BSI, which consent shall not be unreasonably withheld, and

                          (v)     Prior to assuming any Audit Control Right (x)
unless BSI shall have so posted directly, BSI shall pay to Purchaser any amount which Purchaser, the Company or the Subsidiary may be required to pay to or post with a Taxing authority to dispute an assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of or relating to the Company and the Subsidiary for taxable periods of the Company and the Subsidiary ending on or prior to the Closing Date and (y) before twenty four months after the Effective Date, if the amount of the remaining Holdback is less than $500,000, BSI shall pay to Purchaser the amount reasonably determined by BSI and Purchaser, in good faith, to be the likely final settlement of assessment for additional Taxes, Tax deficiency or other adjustment of Taxes, provided, however, that if the parties cannot agree on such likely final settlement amount then BSI or Purchaser may submit the dispute to the applicable state local office of KPMG Peat Marwick LLP ("Tax Arbiter") for resolution, with the costs thereof paid fifty percent (50%) by BSI and fifty percent (50%) by Purchaser, and the Tax Arbiter shall be instructed to make and deliver such determination to BSI and Purchaser as soon as possible, and within 10 business days thereafter, BSI shall pay such amount to Purchaser; provided further that BSI shall in no event be required to make any payment under this SECTION 5.3(A)(V)(Y), that would cause the Holdback to exceed $500,000 (the "Additional Holdback Payment"). Upon resolution of the Tax Claim giving rise to any particular Additional Holdback Payment, Purchaser shall promptly refund to BSI that amount, if any, equal to the amount of such Additional Holdback Payment, less the amount paid to the taxing authority in connection with the Tax Claim giving rise to such Additional Holdback Payment. Nothing in this SECTION 5.3(A)(V)(Y) shall preclude BSI from maintaining its right to pursue an Audit Control Right if the matter has been presented to a Tax Arbiter; provided however BSI shall lose all Audit Control Rights relating to such matter if the Tax Arbiter has delivered its determination to BSI and Purchaser and the determined amount has not been paid to Purchaser within 10 business days after such delivery.

                 (b) Purchaser shall have sole control over all audits and other proceedings which relate to Taxes of the Company or its Subsidiary for any period that begins on or after the Closing Date. BSI and Purchaser shall cooperate as to any audits or other proceedings which relate to Taxes of the Company or the Subsidiary for any period that straddles the Closing Date.

                 (c) Purchaser agrees after the Closing to consult with BSI in advance before the Company or its Subsidiary begins remitting sales taxes for periods after the Closing in any state in which such taxes have not been remitted prior to the Closing date, provided that Purchaser has the sole right to make any such determination. If the Company or the Subsidiary begin remitting sales taxes in any such jurisdiction, Purchaser and BSI shall consult with respect to the evaluation of any possible sales tax issues in such jurisdiction for periods ending on or prior to the Closing Date, but BSI shall have the right to determine whether and how to negotiate, contest or resolve any such issues, all in accordance with and subject to the conditions of
SECTION 5.3(a) above.

         5.4 Taxes Between Effective and Closing Dates. With respect to the results of operations of the Company and its Subsidiary for the period between the Effective Date and the Closing Date, (a) Purchaser is obligated to reimburse BSI for any resulting tax liability, and (b) BSI is obligated to reimburse Purchaser for the benefit of any resulting tax loss; provided, however, that any such tax liability or tax loss shall be exclusive of taxes related to the NPA Business during such period or the distribution to BSI of all of the capital stock of Corbel/NPA, Inc.

         5.5 Cooperation. Purchaser and BSI shall, and the Purchaser shall cause the Company and the Subsidiary to, provide the requesting party with such reasonable assistance (without charge) as may be requested by such party, including access to such employees, books and records as may be reasonably requested, in connection with the preparation of any Tax Return, any audit, or any judicial or administrative proceeding or determination relating to liability for Taxes covered by this ARTICLE V of the Company and the Subsidiary, BSI or Purchaser, and each such corporation shall retain, for a reasonable period of time (but not less than six years after the Closing Date or until expiration of all applicable statutes of limitation, whichever is later), and provide the other party with, any records or information or any other assistance (including making employees available to such other party) which may be relevant to such Tax Return, audit, proceedings or determination.

         5.6 Tax Sharing Arrangements. Any Tax Sharing Arrangements shall be terminated on the Closing Date and from and after such date neither the Company nor the Subsidiary shall have any rights or obligations thereunder. "Tax Sharing Arrangement" shall mean any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return of BSI or any of its affiliates which Return includes the Company or the Subsidiary.


                                   ARTICLE VI

                                    CLOSING

         6.1 Obligations of BSI at Closing. At the closing, BSI shall deliver to Purchaser all of the following:

         (a) Certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Purchaser;

         (b) Opinions from (i) Robinson, Bradshaw & Hinson, P.A., counsel to BSI, (ii) Fred H. Steffey, counsel to BSI, and (iii) general counsel to BSI, each dated the Closing Date, each addressing matters customary for a transaction of this nature and each in a form reasonably acceptable to Purchaser;

         (c) Copies of the resolutions establishing that the Company distributed to BSI all of the capital stock of Corbel/NPA, Inc.;

         (d) The original signed copies of the interim services agreement between BSI and the Company related to the NPA Business;

         (e) The original signed copies of the agreement between BSI and the Company related to the Quantech License and Services Agreement entered into on April 10, 1996 by and between the Company and Fidelity Investments Institutional Services, Inc.;

         (f) The original signed copies of all consents listed on PART 3.3 of the Disclosure Schedule;

         (g) All instruments or documents necessary to change the names of the individuals who have access to or are authorized to make withdrawals from or dispositions of all bank accounts, other accounts, certificates of deposits, marketable securities, other investments, safe deposit boxes, lock boxes and safes described on PART
3.14 of the Disclosure Schedule and all keys and combinations to all safe deposit boxes, lock boxes and safes and other depositories described on PART
3.14 of the Disclosure Schedule;

         (h) All of the original minute books and stock books of the Company and its Subsidiary and duly executed resignations, dated the Closing Date, of all directors and officers of the Company and its Subsidiary other than as specified by Purchaser;

         (i) Good standing certificates for each of the Company and its Subsidiary, dated no earlier than 20 days before the Closing Date, from the jurisdiction of incorporation and from each other jurisdiction in which it is qualified or registered to do business as a foreign corporation;

         (j) A certificate of the Secretary of each of BSI and the Company as to the incumbency and signatures of the officers of BSI and the Company, respectively, executing this Agreement; and

         (k) Copies of the resolutions duly adopted by the respective boards of directors of BSI and the Company, authorizing such company to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement, certified by an officer of such company as in full force and effect, without modification or rescission, on and as of the Closing Date.

         6.2 Obligations of Purchaser at Closing. At the closing, Purchaser shall deliver to BSI all of the following:

         (a) The Closing Payment by wire transfer of immediately available funds to an account specified by BSI;

         (b) An opinion from general counsel to SunGard, dated the Closing Date, addressing matters customary for transactions of this nature and in a form reasonably acceptable to BSI;

         (c) Good standing certificates for the Purchaser, dated no earlier than 20 days before the Closing Date, from the jurisdiction of incorporation;

         (d) A certificate of the Secretary of the Purchaser as to the incumbency and signatures of the officers of the Purchaser executing this Agreement; and

         (e) Copies of the resolutions duly adopted by the board of directors of Purchaser, authorizing Purchaser to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement, certified by an officer of such company as in full force and effect, without modification or rescission, on and as of the Closing Date.

                                     ARTICLE VII

                               MISCELLANEOUS PROVISIONS

         7.1 Expenses. Whether or not the transactions contemplated hereby are consummated, BSI and Purchaser will each pay all costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the closing of the transactions contemplated hereby.

         7.2 Commissions. BSI, on the one hand, and Purchaser, on the other hand, each represent and warrant to the other that no broker, finder or other person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by the party making such representation, except for certain fees of Goldman, Sachs & Co., which shall be paid by BSI.

         7.3 Survival of Representations. All representations, warranties, covenants and agreements made by the parties to this Agreement or pursuant hereto shall survive the Closing. All claims that are made by virtue of such representations, warranties, covenants and agreements or that are otherwise included within the scope of either party's obligation of indemnification under
SECTION 7.4, shall be made exclusively under, and subject to the limitations set forth in, SECTION 7.4.

         7.4     Indemnification.

         (a)     BSI's Agreement to Indemnify.

                 (i) Indemnification. Subject to the limitations, conditions, and provisions set forth herein, BSI agrees to indemnify, defend and hold harmless Purchaser, its parent corporation SunGard Data Systems Inc. ("SunGard"), and their respective successors and assigns, and their respective directors, officers, employees, agents and representatives (collectively the "Purchaser Parties") from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses (including reasonable attorney's fees except as otherwise provided) asserted against or incurred by the Purchaser Parties resulting from, arising out of, caused by or based upon: (A) a breach by BSI of any covenant, agreement, representation or warranty contained in this Agreement or otherwise arising under or related to this Agreement, exclusive of the matters addressed in ARTICLE V hereof which are covered by a separate indemnification provision contained therein and which are not subject to any of the limitations set forth in SECTION 7.4(a)(ii), (B) any action, suit or claim that relates to the Company, the Subsidiary or the Company's Business to the extent that the principal event or circumstance giving rise thereto occurred or existed prior to the Closing Date, or (C) the operation or discontinuance of the NPA Business, excluding any indirect impact of the discontinuance of the NPA Business on the Company's Business (all of the foregoing collectively referred to as "Purchaser Damages").

                 (ii) Limitation of Liability. BSI shall be obligated to indemnify the Purchaser Parties only for (A) those Purchaser Damages arising as a result of BSI's breach of its warranty and representation in SECTION 3.21 hereof as to which Purchaser has given BSI written notice at any time after the Closing Date; and (B) those other Purchaser Damages as to which Purchaser has given BSI written notice within 24 months after the Closing Date. Any written notice delivered by Purchaser to BSI shall set forth with specificity the basis of the claim for Purchaser Damages and an estimate of the amount thereof. No amount shall be payable by BSI under this SECTION 7.4(a) unless and until the aggregate amount of Purchaser Damages otherwise payable by BSI exceeds Two Hundred Thousand Dollars ($200,000), in which event BSI shall pay 50% of such aggregate amount and 100% of all future amounts payable by BSI under this
SECTION 7.4(a). BSI's cumulative liability for Purchaser Damages shall not exceed the Purchase Price.

                 (iii)     Exceptions. None of the limitations set forth in
SECTION 7.4(a)(ii) shall apply in the case of any indemnification relating to
(i) intentional misrepresentation, fraud or criminal matters; (ii) any breach of
SECTION 3.15 that materially impairs Purchaser's ability to use the Proprietary Software in the manner contemplated by this Agreement; (iii) title to the Shares; (iv) any matters related to the NPA Business; or (v) covenants to be performed after Closing.

                 (iv) Conditions of Indemnification. The obligations and liabilities of BSI under this SECTION 7.4(a) with respect to claims for Purchaser Damages ("Purchaser Claims") shall be subject to the following terms and conditions:

                          (A)     Within 20 days after receiving notice thereof,
or, if the Purchaser Claim does not involve a third-party action, suit, claim or demand, promptly after Purchaser first has actual knowledge of the Claim, Purchaser will give BSI notice of any Purchaser Claims asserted against or incurred by any Purchaser Party. BSI may undertake the defense of any third-party Purchaser Claim by counsel of its own choosing. Purchaser may, by counsel, participate in such proceedings, negotiations or defense at its own expense, but BSI shall retain control over such litigation. In all such cases, Purchaser will give reasonable assistance to BSI at BSI's expense. BSI shall not settle any such Purchaser Claim without the consent of Purchaser, which consent shall not be unreasonably withheld.

                          (B)     In the event that, within 20 days after
receiving written notice of any such third-party Purchaser Claim, BSI fails to notify Purchaser of its intention to defend, or if after so notifying fails to diligently pursue the defense, Purchaser will (upon further notice to BSI) have the right as against BSI, at BSI's expense, to undertake the defense, compromise or settlement of such Purchaser Claim. BSI may elect to participate in such proceedings, negotiations or defense at any time at its own expense. Neither Purchaser nor any Purchaser Party shall settle any such Purchaser Claim without the consent of BSI, which consent shall not be unreasonably withheld.

                          (C)     In the event that Purchaser reasonably
believes that the handling of the defense by BSI may have a material adverse affect on Purchaser, its business or financial condition, or its relationship with any customer, prospect, supplier, employee, salesman, consultant, agent or representative, then Purchaser may, at its option and expense and through counsel of its choice, assume control of the defense, provided that BSI shall be entitled to participate in the defense at its expense and through counsel of its choice. Neither Purchaser nor any Purchaser Party shall settle any such Purchaser Claim without the consent of BSI, which consent shall not be unreasonably withheld.

                          (D)     All amounts owed by BSI to the Purchaser
Parties (if any) shall be paid in full within 15 business days after a final judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed.

         (b)     Purchaser's Agreement to Indemnify.

                 (i) Indemnification. Subject to the limitations, conditions, and provisions set forth herein, (A) Purchaser agrees to indemnify, defend and hold harmless BSI, its successors and assigns, and its directors, officers, employees, agents and representatives (collectively the "BSI Parties") from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses (including reasonable attorney's fees except as otherwise provided) asserted against or incurred by the BSI Parties resulting from, arising out of, caused by or based upon a breach of any covenant, agreement, representation or warranty of Purchaser contained in this Agreement or otherwise arising under or related to this Agreement, and (B) the Company agrees to indemnify, defend and hold harmless BSI and its successors, assigns, directors, officers, employees, agents and representatives from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses (including reasonable attorney's fees except as otherwise provided) asserted against or incurred by BSI resulting from, arising out of, caused by or based upon a breach after the Closing Date by the Company or its Subsidiary of any Contract or other obligation (all of the foregoing collectively referred to as "BSI Damages").

                 (ii) Limitation of Liability. The Company shall be obligated to indemnify BSI only for those BSI Damages arising as a result of the matters described in SECTION 7.4(b)(i)(B) above as to which BSI has given Purchaser written notice at any time after the Closing Date, and Purchaser shall be obligated to indemnify BSI for those other BSI Damages arising as a result of those matters described in SECTION 7.4(b)(i)(A) as to which BSI has given Purchaser written notice within 24 months after the Closing Date. Any written notice delivered by BSI to Purchaser or the Company shall set forth with specificity the basis of the claim for BSI Damages and an estimate of the amount thereof. No amount shall be payable by Purchaser or the Company, as the case may be, under this SECTION 7.4(b) unless and until the aggregate amount of BSI Damages otherwise payable by Purchaser or the Company exceeds Two Hundred Thousand Dollars ($200,000), in which event Purchaser or the Company shall pay 50% of such aggregate amount and 100% of all future amounts payable by Purchaser or the Company under this SECTION 7.4(b). Cumulative liability for BSI Damages shall not exceed the Purchase Price.

                 (iii)     Exceptions. None of the limitations set forth in
SECTION 7.4(b)(ii) shall apply in the case of any indemnification relating to
(i) intentional misrepresentation, fraud or criminal matters; or (ii) covenants to be performed after Closing.

                 (iv) Conditions of Indemnification. The obligations and liabilities of Purchaser or the Company under this SECTION 7.4(b) with respect to claims for BSI Damages ("BSI Claims") shall be subject to the following terms and conditions:

                          (A)     Within 20 days after receiving notice
thereof, or if the BSI Claim does not involve a third-party action, suit, claim or demand, promptly after BSI first has actual knowledge of the Claim, BSI will give Purchaser notice of any BSI Claims asserted against or incurred by any BSI Party. Purchaser or the Company, as the case may be, may undertake the defense of any third-party BSI Claim by counsel of its own choosing. BSI may, by counsel, participate in such proceedings, negotiations or defense at its own expense, but Purchaser or the Company, as the case may be, shall retain control over such litigation. In all such cases, BSI will give reasonable assistance to Purchaser or the Company, as the case may be. Purchaser shall not settle any such BSI Claim without the consent of BSI, which consent shall not be unreasonably withheld.

                          (B)     In the event that, within 20 days after
receiving written notice of any such third-party BSI Claim, Purchaser or the Company, as the case may be, fails to notify BSI of its intention to defend, or if after so notifying fails to diligently pursue the defense, BSI will (upon further notice to Purchaser) have the right as against Purchaser or the Company, as the case may be, at Purchaser's expense, to undertake the defense, compromise or settlement of such BSI Claim. Purchaser or the Company, as the case may be, may elect to participate in such proceedings, negotiations or defense at any time at its own expense. Neither BSI nor any BSI Party shall settle any such BSI Claim without the consent of Purchaser or the Company, as the case may be, which consent shall not be unreasonably withheld.

                          (C)     In the event that BSI reasonably believes that
the handling of the defense by Purchaser or the Company may have a material adverse affect on BSI, its business or financial condition, or its relationship with any customer, prospect, supplier, employee, salesman, consultant, agent or representative, then BSI may, at its option and expense and through counsel of its choice, assume control of the defense, provided that Purchaser or the Company, as the case may be, shall be entitled to participate in the defense at its expense and through counsel of its choice. Neither BSI nor any BSI Party shall settle any such BSI Claim without the consent of Purchaser or the Company, as the case may be, which consent shall not be unreasonably withheld.

                          (D)     All amounts owed by Purchaser or the Company
to the BSI Parties (if any) shall be paid in full within 15 business days after a final judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed.

         (c) Setoff and Holdback. In addition to all other rights and remedies that the party being indemnified ("Indemnitee") may have, Indemnitee shall have the right to setoff, against any amounts due to the indemnifying party ("Indemnitor"), whether due under this Agreement, any of the other Contracts contemplated by this Agreement or otherwise, any sums for which the Indemnitee is entitled to indemnification under SECTION 7.4 or SECTION 5.2, except that Indemnitee shall not have the right to setoff against any amounts due to Indemnitor under the NPA services agreement referenced in SECTION 6.1(d) or under SECTION 7.6. The Indemnitee's rights to indemnification under SECTION
7.4 or SECTION 5.2 shall not be in any manner limited by or to this right of setoff. If any indemnification claims are pending at a time when the Indemnitee is required to pay any amount due to Indemnitor, then the Indemnitee shall have the right, upon notice to the Indemnitor, to withhold from such payment, until final determination of such pending indemnification claim, the total amount for which the Indemnitor may become liable as a result thereof determined as follows: (i) the amount shall be determined by the Indemnitee reasonably and in good faith in the case of any third party claim (other than a Tax Claim), (ii) with respect to a Tax Claim, the amount shall be that amount reasonably determined by Purchaser, in good faith, to be the likely final settlement of assessment for additional Taxes, Tax deficiency or other adjustment of Taxes, provided, however, that if BSI objects then BSI or Purchaser may submit the dispute to the Tax Arbiter for resolution, with the costs thereof paid fifty percent (50%) by BSI and fifty percent (50%) by Purchaser, and (iii) with respect to a claim solely between the Indemnitor and Indemnitee, the amount shall be determined by the Indemnitor reasonably and in good faith.

         7.5 Insurance. The parties acknowledge that both BSI and Purchaser maintain centralized insurance programs for their respective affiliated groups. BSI and Purchaser shall cooperate with each other, taking into account the extent to which their respective policies are "occurrence" or "claims made" policies, in order to maintain appropriate insurance coverage for the Company's Business without any lapses in coverage caused by the sale of Shares contemplated hereby. BSI and Purchaser shall cooperate with each other in the handling of insurance claims for the Company that straddle the Closing Date.

         7.6 Cash Management. The parties acknowledge that both BSI and Purchaser maintain centralized cash management programs for their respective affiliated groups. BSI shall cause all intercompany receivables and payables involving the Company's Business to be satisfied or eliminated by Closing. BSI and Purchaser shall cooperate with each other in order to transfer cash management functions for the Company's Business from BSI to Purchaser on or as soon as is reasonably practical after the Closing Date. To the extent that such transfer is not completed on the Closing Date, BSI and Purchaser shall cooperate with each other in order to maintain appropriate funding for the Company's Business during a reasonable transition period and to fairly allocate the Company's receipts and disbursements between BSI and Purchaser during that period using the Effective Date as the cutoff date. With respect to any Company receipts and disbursements by BSI during the period beginning on the Effective Date and ending on the completion of the transfer of the cash management function from BSI to Purchaser, BSI and Purchaser shall cooperate with each other in order to fairly allocate and reconcile such receipts and disbursements between BSI and Purchaser, so that Purchaser has the entire benefit and detriment from the operation of the Company and the Subsidiary during that period.

         7.7 Corbel Bonus Plan. Subsequent to the Closing Date, Corbel will pay its employees the amounts due under the terms of the existing Corbel Employee Bonus Plan for 1996.

         7.8 Use of BSI Name and Logo. As soon as reasonably practicable, the Purchaser shall cause the Company and its Subsidiary to cease identifying themselves as having any relationship with BSI. Without limitation, the Purchaser shall cause as soon as reasonably practicable (which shall not exceed 30 days with respect to letterhead and business cards) (a) the elimination of the phrase "a BSI company" or any similar phrase from all brochures, letterheads, cards and other written or electronic materials of the Company and its Subsidiary; and (b) the cessation of any use by the Company or its Subsidiary of BSI's logo on any written or electronic materials.

         7.9 Publicity. BSI and Purchaser agree that neither party shall issue any public release or announcement concerning the transactions contemplated hereby without the prior consent of the other, except such releases or announcements as may be required by applicable law or any listing or trading agreement concerning any party's publicly-traded securities, in which case the releasing party shall use best efforts to advise the other party prior to making the disclosure.

         7.10 Confidentiality. Purchaser agrees to comply with its obligations under that letter agreement dated May 1, 1996 by and between BSI and Purchaser (the "Confidentiality Letter"), all of which are incorporated herein by reference as if set out in full herein.

         7.11 Access to Records. Subsequent to the Closing Date, each of the parties will provide the other with continued access to relevant books and records to the extent reasonably requested in connection with tax, securities, and regulatory matters, litigation or other reasonable purposes.

         7.12 Certain Payments. The parties agree that both (i) amounts paid or payable to the Company under Sections 3.1 and 3.3 of the Fidelity License, and (ii) all amounts receivable with respect to the Company and its Subsidiary for any tax refunds arising under Returns filed by BSI or the Company with respect to all taxable periods ending on or prior to the Closing Date, are not reflected in the Company Financial Statements, and are not considered assets of the Company or it Subsidiary for any purpose under this Agreement. The Company has assigned to BSI all its right, title and interest in and to any such payments, and Purchaser and the Company agree to promptly remit to BSI the full amount of any such payments either receives after the Closing.

         7.13    Restrictive Covenants of BSI.

         (a)      Certain Acknowledgements. BSI expressly acknowledges that:

                 (i) The Company's Business, as conducted by the Company and its Subsidiary before Closing and as conducted by the Company and its Subsidiary and other existing and future subsidiaries of SunGard after Closing (the Company and its Subsidiary (after Closing) and such other subsidiaries of SunGard are referred to as the "SunGard Group") is highly competitive, is marketed throughout the United States and requires long sales "lead times" often exceeding one year. The SunGard Group expends substantial time and money, on an ongoing basis, to train its employees, maintain and expand its customer base, and improve and develop its software and services.

                 (ii) In connection with the transactions contemplated by this Agreement and as the owner of the Company and its Subsidiary, BSI has had access to proprietary and confidential property, knowledge and information of the Company's Business which, after Closing, shall be proprietary and confidential property, knowledge and information of the SunGard Group; such property, knowledge and information must be kept in strict confidence to protect the Company's Business and maintain the SunGard Group's competitive positions in the marketplace; and such knowledge and information would be useful to competitors of the SunGard Group for indefinite periods of time.

                 (iii) The covenants of this SECTION 7.13 (the "Covenants") are a material part of this Agreement and are an integral part of the obligations of BSI hereunder; the Covenants are supported by good and adequate consideration; and the Covenants are reasonable and necessary to protect the legitimate business interests of the SunGard Group.

         (b) Nondisclosure Covenants. For a period of twenty (20) years from the Closing Date, except with Purchaser's prior written consent, BSI shall not, directly or indirectly, in any capacity:

                 (i) Communicate, publish or otherwise disclose to any Person, or use for the benefit of any Person, any confidential or proprietary property, knowledge or information of the Company and its Subsidiary that was disclosed to or otherwise known by BSI. Such confidential or proprietary property, knowledge or information of the Company and its

Subsidiary may include (A) information concerning the assets, or the conduct or details of the Company's business; (B) the identity of customers and prospects for the Company's products and services, their specific requirements, and the names, addresses and telephone numbers of individual contacts at customers and prospects; (C) prices, renewal dates and other detailed terms of customer and supplier Contracts and proposals; (D) pricing policies, marketing and sales strategies, methods of delivering Software and services, and Software and service development projects and strategies; (E) source code, object code, user manuals, technical manuals and other documentation for Software products; (F) screen designs, report designs and other designs, concepts and visual expressions for Software products; (G) employment and payroll records; (H) forecasts, budgets and other nonpublic financial information; and (I) expansion plans, management policies, methods of operation, and other business strategies and policies; or

                 (ii) Disclose, use or refer to any Proprietary Software or other confidential or proprietary property, knowledge or information of the Company and its Subsidiary, no matter when or how acquired, for any purpose not in furtherance of the business and interests of the Company and its Subsidiary, including the purposes of designing, developing, marketing and/or selling any Software that is similar to, visually or functionally, or competitive with any Proprietary Software of the Company and its Subsidiary.

         (c) Noncompetition Covenants. For a period of five (5) years from the Closing Date, BSI shall not establish, own, manage, operate, finance or control, or participate in the establishment, ownership, management, operation, financing or control of (collectively, "Operate") a business that is directly competitive with the Company's Business, as conducted by the Company and its Subsidiary prior to the Closing Date. The foregoing provision shall not be construed as prohibiting BSI from (i) forming any alliance, joint venture, partnership or other contractual relationship with any Person who Operates a business that is directly competitive with the Company's Business, as conducted by the Company and its Subsidiary prior to the Closing Date, so long as BSI does not Operate the competitive business in connection with any such transaction or relationship, (ii) acquiring (whether by an acquisition of stock or assets) or merging with any Person who Operates, as a secondary or incidental business, a business that is directly competitive with the Company's Business, as conducted by the Company and its Subsidiary prior to the Closing Date, so long as BSI discontinues or disposes of that business within one year subsequent to any such acquisition or merger, or (iii) being acquired (whether by an acquisition of stock or assets) by or merging into any Person and, subsequent to any such acquisition or merger, this SECTION 7.13(c) shall apply only to the division or business unit that BSI becomes.

         (d) Nonsolicitation Covenants. For a period of five (5) years from the Closing Date, except with Purchaser's prior written consent, BSI shall not, directly or indirectly, in any capacity, communicate with or solicit any Person who BSI knows is, or was during the preceding twenty-four (24) months, a customer, active prospect, employee, salesman, agent or representative of, or a consultant to, the Company and its Subsidiary, in any manner which knowingly interferes or is intended to interfere with such Person's relationship with the Company and its Subsidiary, or in an effort to obtain any such Person as a customer, employee, salesman, agent or representative of, or a consultant to, any other Person that conducts a business that competes or is intended to compete with all or any part of the Company's Business.





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

         (e) Certain Exclusions. BSI's obligations in SECTION 7.13(B) shall not apply to: (i) any property, knowledge or information that is now known by or readily available to the general public; (ii) any property, knowledge or information that in the future becomes known by or readily available to the general public other than as a result of any breach of the Covenants of this Agreement by BSI; (iii) any property, knowledge or information that BSI subsequently acquires from a third party who is under no obligation of confidentiality to Purchaser; or (iv) any property, knowledge or information that BSI subsequently develops without any use of or reference to any confidential or proprietary property, knowledge or information of the Company and its Subsidiary that was disclosed to or otherwise known by BSI prior to the Closing Date. The ownership by BSI of not more than three percent (3%) of the outstanding securities or other ownership interest of any Person shall not, by itself, constitute a breach of the Covenants of SECTION 7.13(c), even if such Person competes with the Company's Business. This SECTION 7.13 shall not prohibit BSI from (i) taking any actions or using any information necessary to comply with the Fidelity Guarantee Agreement or (ii) operating the NPA Business as it is currently operated.

         (f) Enforcement of Covenants. BSI expressly acknowledges that it would be extremely difficult to measure the damages that might result from any breach of the Covenants, and that any breach of the Covenants will result in irreparable injury to the SunGard Group for which money damages could not adequately compensate. If a breach of the Covenants occurs, then the SunGard Group shall be entitled, in addition to all other rights and remedies that it may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining BSI and all other Persons involved therein from continuing such breach. The existence of any claim or cause of action that BSI or any such other Person may have against any member of the SunGard Group shall not constitute a defense or bar to the enforcement of any of the Covenants. If the SunGard Group must resort to litigation to enforce any of the Covenants that has a fixed term, then such term shall be extended for a period of time equal to the period during which a breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a breach occurred or, if later, the last day of the original fixed term of such Covenant.

         (g) Scope of Covenants. If any Covenant, or any part thereof, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other Covenants, or the other portions of such Covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

         7.14 Further Assurances. From time to time after the Closing Date, without further consideration, BSI and Purchaser will each, at its expense, execute and deliver, or cause to be executed and delivered, such documents to the other as the other may reasonably request.

         7.15 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of BSI and Purchaser with respect to any of the terms, conditions or provisions contained herein.

         7.16 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section.

         7.17 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by a reputable national overnight courier service or by facsimile transmission or three days after deposit in the U.S. mail if mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

         If to BSI:               Broadway & Seymour, Inc.
                                  128 South Tryon Street
                                  Suite 1000
                                  Charlotte, North Carolina 28202
                                  Attention: General Counsel
                                  Fax: (704) 344-3542

         If to Purchaser:         SunGard Investment Ventures, Inc.
                                  P.O. Box 7048
                                  103 Springer Building, 3411 Silverside Road
                                  Wilmington, Delaware 19803
                                  Attention: President
                                  Fax: (302) 478-3667

         with a copy to:          SunGard Data Systems Inc.
                                  1285 Drummers Lane
                                  Wayne, Pennsylvania 19087
                                  Attention: General Counsel
                                  Fax: (610) 341-8115

         7.18 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, and permitted assigns, and shall not confer upon any other Person except the parties hereto any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other.

         7.19 Governing Law. The execution, interpretation and performance of this Agreement shall be governed by the internal laws and judicial decisions of the Commonwealth of Pennsylvania.

         7.20 Interpretation of Representations. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall not be construed as exceptions or qualifications to any other representation or warranty.

         7.21 No Other Reliance by Buyer. Except as expressly set forth in ARTICLES III and IV hereof, neither Purchaser nor BSI is making or shall be deemed to have made any representation or warranty of any kind, either express or implied. Purchaser further acknowledges, warrants and agrees that it is not relying on any representation or warranty that is not set out in this Agreement made by or on behalf of BSI or the Company, or their respective directors, officers, employees or agents; provided, however, that notwithstanding the right of Purchaser to investigate the business, assets and financial condition of the Company, and notwithstanding any knowledge determined or determinable by Purchaser as a result of such investigation, Purchaser has the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by the BSI in this Agreement or pursuant hereto.

         7.22 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto and the documents delivered pursuant to this Agreement and the Confidentiality Letter incorporated herein, embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof. The Exhibits and Schedules hereto are an integral part of this Agreement and are incorporated by reference herein. This Agreement supersedes all prior representations, warranties, agreements and understandings between the parties with respect to the transactions contemplated hereby.

         7.23 Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, such invalidity or unenforceability will not affect the validity of the remaining provisions hereof, which shall continue in full force and effect, except that this Agreement shall not be reformed in any way that will deny to any party the essential benefits of this Agreement, unless such party waives in writing its rights to such benefits.

         7.24 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties, and shall not affect in any way the meaning or interpretation of this Agreement. As used herein, the singular shall include the plural and the plural the singular, and the use of any gender shall be applicable to all genders. Any reference to any federal, state, local or foreign statute or law shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. As used in this Agreement, (a) references to the "Disclosure Schedule" mean the Disclosure Schedule attached as SCHEDULE 3 hereto which has been organized in numbered parts conforming to the sections contained in ARTICLE III; and (b) the word "including" shall mean including without limitation, unless the context requires otherwise.





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                                         -37-
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         7.25 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                            BROADWAY & SEYMOUR, INC.

                            By:    /s/ David A. Fuhy
                                   --------------------------

                            Title: Exec VP & CFO
                                   -----------------------


                             CORBEL & CO.

                            By:    /s/
                                   --------------------------
                            Title: President
                                   -----------------------


                            SUNGARD INVESTMENT VENTURES, INC.

                            By:    /s/ R. Tarbot
                                   --------------------------
                            Title: Vice President
                                   -----------------------





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